Exhibit 21

Subsidiaries of the Registrant

Innovative Solutions and Support, LLC, a Pennsylvania limited liability company
IS&S Delaware, Inc., a Delaware corporation
IS&S Holdings, Inc., a Delaware corporation
IS&S Aviation, Inc., a Delaware corporation
IS&S Aviation, LLC, a Delaware limited liability company